Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2026 relating to the financial statements of Xperi Inc., appearing in the Annual Report on Form 10-K of Xperi Inc. for the year ended December 31, 2025.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
February 26, 2026